The Bond Fund of America, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$643,265
Class B	$29,338
Class C	$59,371
Class F1	$75,701
Class F2	$6,284
Total	$813,959
Class 529-A	$15,910
Class 529-B	$1,726
Class 529-C	$6,447
Class 529-E	$805
Class 529-F	$809
Class R-1	$2,153
Class R-2	$14,810
Class R-3	$24,857
Class R-4	$19,518
Class R-5	$18,040
Class R-6	$997
Total	$106,072

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	.2941
Class B	.2530
Class C	.2507
Class F1	.2946
Class F2	.3082
Class 529-A	.2915
Class 529-B	.2472
Class 529-C	.2476
Class 529-E	.2759
Class 529-F1	.3035
Class R-1.2515
Class R-2.2466
Class R-3.2768
Class R-4.2943
Class R-5.3108
Class R-6.0948

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,295,038
Class B	114,452
Class C	258,863
Class F1	276,520
Class F2	54,234
Total	2,999,107
Class 529-A	58,299
Class 529-B	7,215
Class 529-C	28,337
Class 529-E	3,174
Class 529-F1	2,890
Class R-1	8,752
Class R-2	62,958
Class R-3	91,690
Class R-4	67,715
Class R-5	39,594
Class R-6	11,001
Total	3,380,732

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.21
Class B	$11.21
Class C	$11.21
Class F1	$11.21
Class F2	$11.21
Class 529-A	$11.21
Class 529-B	$11.21
Class 529-C	$11.21
Class 529-F	$11.21
Class 529-E	$11.21
Class R-1	$11.21
Class R-2	$11.21
Class R-3	$11.21
Class R-4	$11.21
Class R-5	$11.21
Class R-6	$11.21